EXHIBIT 99.1

MZT Holdings, Inc., Announces Stockholders Approved Sale of Substantially All Assets

NEWTON, Mass.--(BUSINESS WIRE)--MZT Holdings, Inc., formerly known as Matritech, Inc. (Amex:MZT), announced today that its stockholders have approved:

• The sale of substantially all of the assets of the company to Milano Acquisition Corp., a wholly owned subsidiary of Inverness Medical Innovations, Inc., pursuant to and on the terms set forth in an Asset Purchase Agreement dated August 27, 2007 by and among Inverness, Milano and Matritech;

• The plan of complete liquidation and dissolution of the company, including the liquidation and dissolution of the company contemplated thereby, following the closing of the asset sale; and

• The amendment to the company’s certificate of incorporation to change its name to MZT Holdings, Inc. following the closing of the asset sale.

Following receipt of stockholder approval, the company completed the sale of substantially all of its assets to Milano Acquisition Corp. in exchange for aggregate consideration of 616,671 shares of Inverness common stock valued in accordance with the Asset Purchase Agreement at approximately $36 million. MZT Holdings may receive up to $2 million of incremental consideration, payable in cash and/or Inverness common stock, if the revenue associated with the assets sold to Milano exceeds certain revenue targets during the next twelve-month period. Based on the closing price of Inverness common stock on December 12, 2007, the market value of the 616,671 shares received by MZT Holdings is approximately $34.7 million. Following the closing of the asset sale, the Company’s name was changed to MZT Holdings, Inc.

MZT Holdings also announced that its Board of Directors has accepted the resignations of all of its executive officers except its Secretary, Patricia Randall, effective December 12, 2007. On December 12, 2007, MZT Holdings’ Board of Directors elected Craig R. Jalbert as MZT Holdings’ President and Treasurer. Mr. Jalbert is a partner at Verdolino & Lowey, P.C., an accounting firm that specializes in working with companies liquidating and winding up their operations. MZT Holdings has engaged Verdolino & Lowey to assist the Company in planning for and completing its liquidation and dissolution process approved by the Company’s stockholders. MZT Holdings will pay Verdolino & Lowey for such services, but Mr. Jalbert will not receive any additional direct compensation or benefits as President or Treasurer of MZT Holdings.

MZT Holdings further announced that it intends to seek voluntary delisting of its common stock from the American Stock Exchange. MZT Holdings does not meet the continued listing standards of the American Stock Exchange in that in accordance with (i) Section 1003(a)(i) of the Company Guide MZT Holdings has stockholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two of its last three most recent fiscal years; (ii) Section 1003(a)(ii) of the Company Guide MZT Holdings has stockholders' equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years and (iii) Section 1003(a)(iii) of the Company Guide MZT Holdings has stockholders' equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the anticipated delisting of the Company’s shares from the American Stock Exchange and the liquidation and dissolution process. These statements reflect the Company's current expectations with respect to future events and are based on its management's current assumptions and information currently available. Actual results may differ materially. There can be no assurance that the Company's expectations will be achieved. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on November 14, 2007. These forward-looking statements are neither promises nor guarantees. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MZT Holdings undertakes no responsibility to revise or update any such forward-looking information.

Contact:

MZT Holdings, Inc.
Kathleen O'Donnell
617-512-4519